                                                             Exhibit 99.a(1)(i)

                          PEAK INTERNATIONAL LIMITED

                          OFFER TO PURCHASE FOR CASH
         UP TO 1,800,000 Trust Enhanced Dividend Securities ("TrENDS")
                             of Peak TrENDS Trust
                  (exchangeable for shares of common stock of
                          Peak International Limited)
                  AT A PURCHASE PRICE NOT GREATER THAN $6.50
                  NOR LESS THAN $5.50 FOR EACH OF THE TRENDS

  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, MAY 10, 2001, UNLESS THE OFFER IS EXTENDED.

   Peak International Limited, a Bermuda corporation ("Peak" or the "Company"), hereby invites you to tender your Trust Enhanced Dividend Securities ("TrENDS") of Peak TrENDS Trust, a Delaware trust ("Peak TrENDS Trust" or the "Trust"), to the Company at prices, net to you in cash, not greater than $6.50 nor less than $5.50 for each of the TrENDS, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will engage in a modified Dutch auction to determine a single price for the TrENDS (not greater than $6.50 nor less than $5.50 for each of the TrENDS) (the "Purchase Price") that it will pay for TrENDS validly tendered pursuant to the Offer, taking into account the number of TrENDS so tendered and the prices specified by tendering holders of TrENDS (the "Holders"). The Company will select the lowest Purchase Price which will allow it to buy 1,800,000 TrENDS (or such lesser number of TrENDS as are validly tendered at prices not greater than $6.50 nor less than $5.50 for each of the TrENDS) pursuant to the Offer. All TrENDS validly tendered at prices at or below the Purchase Price will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration terms hereof. Whenever this Offer refers to rights "we' have, actions "we' may take or similar matters, it is referring to rights or actions of the Company.

   THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF TRENDS BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

   NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY HOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING TRENDS. THE OFFER IS MADE BY THE COMPANY ONLY AND NOT THE TRUST OR ITS TRUSTEES AND NO INFERENCE SHOULD BE DRAWN BY ANY HOLDER FROM THE OFFER AS TO THE POSITION OF THE TRUST OR ITS TRUSTEES WITH RESPECT TO THE OFFER. HOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER TRENDS AND, IF SO, HOW MANY TRENDS TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER SUCH TRENDS.

   Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone numbers set forth below.

                         Mellon Investor Services LLC
                           44 Wall Street, 7th Floor
                              New York, NY 10005

                         Toll Collect: (201) 373-5614
                           Toll Free: (888) 213-0882

April 13, 2001

                                   IMPORTANT

   If you desire to tender all or any portion of your TrENDS you should either
(1) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary, Mellon Investor Services LLC, and either mail or deliver the certificates evidencing the TrENDS (the "TrENDS Certificates") to the Depositary or follow the procedure for book-entry delivery set forth in Section 3, or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction on your behalf. If your TrENDS are registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that broker, dealer, commercial bank, trust company or other nominee if you desire to tender such TrENDS. If you desire to tender your TrENDS and the certificates for such TrENDS are not immediately available or you cannot comply with the procedure for book-entry transfer by the expiration of the Offer you must tender such TrENDS by following the procedures for guaranteed delivery set forth in Section 3. YOU MUST PROPERLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION OF THE LETTER OF TRANSMITTAL RELATING TO THE PRICE AT WHICH YOU ARE TENDERING TRENDS, IN ORDER TO EFFECT A VALID TENDER OF YOUR TRENDS.

   NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER HOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING TRENDS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER, OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATIONS, INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE TRUST, OR THE TRUSTEES.

                               TABLE OF CONTENTS

 Section                                                                  Page
 -------                                                                  ----

 SUMMARY TERM SHEET......................................................   4

  1.     Number Of TrENDS; Proration....................................    6

  2.     Tenders By Holders Of Fewer Than 100 TrENDS....................    8

  3.     Procedure for Tendering TrENDS.................................    8

  4.     Withdrawal Rights..............................................   11

  5.     Purchase of TrENDS and Payment of Purchase Price...............   11

  6.     Certain Conditions of the Offer................................   12

  7.     Price Range of TrENDS..........................................   14

  8.     Interest of Directors and Executive Officers; Transactions and
         Arrangements Concerning the TrENDS.............................   14

  9.     Background and Purpose of the Offer............................   17

 10.     Certain Information About the Peak TrENDS Trust and the
         Company........................................................   17

 11.     Source and Amount of Funds.....................................   18

 12.     Effects of the Offer on the Market for TrENDS; Registration
         Under The Exchange Act.........................................   18

 13.     Certain Legal Matters; Regulatory Approvals....................   19

 14.     Certain Federal Income Tax Consequences........................   19

 15.     Extension of the Offer; Termination; Amendments................   21

 16.     Fees and Expenses..............................................   22

 17.     Miscellaneous..................................................   22

                               SUMMARY TERM SHEET

   This general summary is provided solely for your convenience and is qualified in its entirety by reference to the full text and more specific details of this Offer to Purchase.

 Number of TrENDS to be Purchased........... 1,800,000 (or such lesser number of TrENDS as are validly tendered).

 Purchase Price............................. The Company will engage in a modified
                                             "Dutch auction" to determine a single net
                                             cash price for each of the TrENDS, not
                                             greater than $6.50 nor less than $5.50 for
                                             each of the TrENDS validly tendered. We
                                             will select the lowest price that will
                                             permit the purchase of the number of TrENDS
                                             mentioned above. All TrENDS acquired in the
                                             Offer will be acquired at the Purchase
                                             Price even if tendered below the Purchase
                                             Price. Each Holder desiring to tender
                                             TrENDS must either specify in the Letter of
                                             Transmittal either the price determined by
                                             Dutch auction or the specific minimum price
                                             (not greater than $6.50 nor less than $5.50
                                             for each of the TrENDS, in multiples of
                                             $0.125) at which such Holder is willing to
                                             have TrENDS purchased by the Company.

 How to Tender TrENDS....................... See Section 3. Call the Information Agent
                                             or consult your broker for assistance.

 Brokerage Commissions...................... None.

 TrENDS Transfer Tax........................ TrENDS transfer taxes (if any) will be paid by the Company if payment for tendered
                                             TrENDS is made to the registered holder.

 Expiration and Proration Dates............. May 10, 2001, at 11:59 p.m., New York City
                                             time, unless extended by the Company.

 Payment Date............................... As soon as practicable after the Expiration
                                             Date (as defined in Section 1).

 Position of the Company and its Board of
 Directors ................................. Neither the Company nor its Board of
                                             Directors makes any recommendation to any
                                             Holder as to whether to tender or refrain
                                             from tendering TrENDS. The Offer is made by
                                             the Company only and not the Trust or its
                                             Trustees and no inference should be drawn
                                             by any Holder from the Offer as to the
                                             position of the Trust or its Trustees with
                                             respect to the Offer.

 Withdrawal Rights.......................... Tendered TrENDS may be withdrawn at any time until 11:59 p.m., New York City time,
                                             on May 10, 2001, unless the Offer is
                                             extended by the Company, and after 11:59
                                             p.m., New York City time, on June 8, 2001,
                                             if not purchased pursuant to the Offer by
                                             such time. See Section 4.

Odd Lots................................... There will be no proration of TrENDS tendered by any Holder who (1) beneficially
                                            owns less than 100 TrENDS in the aggregate
                                            as of April 13, 2001, (2) continues to
                                            beneficially own less than 100 TrENDS in
                                            the aggregate on the Expiration Date, (3)
                                            tenders all of such TrENDS at or below the
                                            Purchase Price prior to the Expiration Date
                                            and (4) checks the "Odd Lots" box in the
                                            Letter of Transmittal. See Section 2.

Final Distribution on the TrENDS .......... Holders who tender TrENDS will be entitled to the final quarterly distribution
                                            pursuant to the TrENDS even if such TrENDS
                                            are tendered under the Offer so long as
                                            such Holder is the record holder on May 1,
                                            2001.

   THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING TRENDS PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE TRUST OR TRUSTEES.

TO THE HOLDERS OF TRENDS OF
PEAK TRENDS TRUST

                                  Introduction

   We hereby invite you to tender your TrENDS to us, upon the terms and subject to the conditions of the Offer, at prices, net to you in cash and not greater than $6.50 nor less than $5.50 for each of the TrENDS, upon the terms and subject to the conditions set forth in the Offer. We will engage in a modified "Dutch auction" tender offer for the TrENDS by determining a single Purchase Price for each of the TrENDS (not greater than $6.50 nor less than $5.50 for each of the TrENDS) that we will pay for TrENDS validly tendered pursuant to the Offer, taking into account the number of TrENDS so tendered and the prices specified by all tendering Holders, including you. We will select the lowest Purchase Price within the stated range, which will allow us to buy 1,800,000 TrENDS (or such lesser number of TrENDS as are validly tendered at prices not greater than $6.50 nor less than $5.50 for each of the TrENDS) pursuant to the Offer. All TrENDS validly tendered at prices at or below the Purchase Price will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration terms described below.

   THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF TRENDS BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

   If more than 1,800,000 TrENDS (or such greater number of TrENDS as we may elect to purchase) are validly tendered before the Expiration Date (as defined in Section 1) at or below the Purchase Price, we will accept TrENDS for purchase first from all Odd Lot Owners (as defined in Section 2) who validly tender all of their TrENDS at or below the Purchase Price and then on a pro rata basis, if necessary, from all other Holders who validly tender TrENDS at or below the Purchase Price. See Sections 1 and 2. We will return all TrENDS not purchased under the Offer, including TrENDS tendered and not withdrawn at prices greater than the Purchase Price and TrENDS not purchased because of proration. Tendering Holders will not be obligated to pay brokerage fees or commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, TrENDS transfer taxes on our purchase of TrENDS pursuant to the Offer. In addition, we will pay certain fees and expenses of Mellon Investor Services LLC (the "Depositary" and the "Information Agent") in connection with the Offer. See Section 16.

   WE DO NOT NOR DOES OUR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING TRENDS. THE OFFER IS MADE BY THE COMPANY ONLY AND NOT THE TRUST OR ITS TRUSTEES AND NO INFERENCE SHOULD BE DRAWN BY ANY HOLDER FROM THE OFFER AS TO THE POSITION OF THE TRUST OR ITS TRUSTEES WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER TRENDS AND, IF SO, HOW MANY TRENDS TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER SUCH TRENDS.

   By the terms of the TrENDS, on or about May 15, 2001(the "Exchange Date"), each of the TrENDS will be automatically exchanged for common stock of the Company subject to a cash settlement option in the discretion of Luckygold 18A Limited. In connection with this Offer, Luckygold 18A Limited has delivered to the Company an irrevocable undertaking to waive its rights to exercise the cash settlement feature of the TrENDS. Consequently, any TrENDS purchased pursuant to the Offer will entitle the Company to receive common stock of the Company on the Exchange Date.

   We are making the Offer because we believe that the TrENDS and the Company's common stock are undervalued and to reduce the number of short term holders of the TrENDS who may not want to hold the Company's common stock after the date on which the TrENDS will convert into the Company's common stock. See Section 9.

   IF YOU ARE CONSIDERING A SALE OF ALL OR A PORTION OF YOUR TRENDS, THE OFFER PROVIDES YOU WITH THE OPPORTUNITY TO DETERMINE THE PRICE OR PRICES (NOT GREATER THAN $6.50 NOR LESS THAN $5.50 FOR EACH OF THE TRENDS) AT WHICH YOU ARE WILLING TO SELL YOUR TRENDS AND, IF ANY SUCH TRENDS ARE PURCHASED PURSUANT TO THE OFFER, TO SELL THOSE TRENDS FOR CASH WITHOUT THE USUAL TRANSACTION COSTS ASSOCIATED WITH OPEN-MARKET SALES. IN ADDITION, THE OFFER MAY GIVE YOU THE OPPORTUNITY TO SELL TRENDS AT PRICES GREATER THAN MARKET PRICES PREVAILING PRIOR TO ANNOUNCEMENT OF THE OFFER.

   As of the close of trading on April 12, 2001, there were 5,300,000 TrENDS outstanding. The 1,800,000 TrENDS that we are offering to purchase represent approximately 34% of the TrENDS outstanding as of April 12, 2001. The TrENDS are traded on the American Stock Exchange ("AMEX") under the symbol "PTT." As of the last practicable date prior to the announcement of the Offer, April 11, 2001, the closing price for each of the TrENDS as reported on AMEX was $6.40. WE URGE YOU TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE TRENDS.

   Your right to receive a quarterly distribution on May 15, 2001 in connection with your ownership of the TrENDS will not be affected by your tendering of the TrENDS. Section 3.3 of the Amended and Restated Declaration of Trust of Peak TrENDS Trust provides that record holders on the record date are entitled to receive such distributions. The next record date for the payment of distributions is May 1, 2001. Since the Expiration Date for the tender of the TrENDS will occur after such record date, you would receive a quarterly distribution on May 15, 2001 even if such TrENDS are tendered so long as you were the record holder on May 1, 2001.

1. Number Of TrENDS; Proration.

   Upon the terms and subject to the conditions of the Offer, we will accept for payment and purchase 1,800,000 TrENDS or such lesser number of TrENDS as are validly tendered on or prior to the Expiration Date at a price

(determined in the manner set forth below) not greater than $6.50 nor less than $5.50 for each of the TrENDS. THE TERM "EXPIRATION DATE" MEANS 11:59 P.M., NEW YORK CITY TIME, ON MAY 10, 2001, UNLESS WE IN OUR SOLE DISCRETION, EXTEND THE PERIOD OF TIME DURING WHICH THE OFFER IS OPEN, IN WHICH EVENT THE TERM "EXPIRATION DATE" SHALL REFER TO THE LATEST TIME AND DATE AT WHICH THE OFFER, AS SO EXTENDED, EXPIRES. See Section 15 for a description of our right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. See also Section 6. Subject to Section 2, if the Offer is oversubscribed, TrENDS tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration. The proration period also expires on the Expiration Date.

   We will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price (not greater than $6.50 nor less than $5.50 for each of the TrENDS) that we will pay for TrENDS validly tendered pursuant to the Offer, taking into account the number of TrENDS so tendered and the prices specified by tendering Holders. We will engage in a modified Dutch auction and select a single Purchase Price for each of the TrENDS, which will allow us to buy 1,800,000 TrENDS (or such lesser number as are validly tendered at prices not greater than $6.50 nor less than $5.50 for each of the TrENDS) pursuant to the Offer. We reserve the right, in our sole discretion, to purchase more than 1,800,000 TrENDS pursuant to the Offer.

   If (i) we increase or decrease the price to be paid for TrENDS or (ii) increase the number of TrENDS to be purchased by 2% of the outstanding TrENDS or decrease the number of TrENDS being sought, and the Offer is scheduled to expire less than ten business days from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15, then the Offer will be extended for ten business days from and including the date of such notice. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

   In accordance with Instruction 5 of the Letter of Transmittal, in order to tender TrENDS pursuant to the Offer, a Holder must either (a) check the box in the section of the Letter of Transmittal captioned "TrENDS Tendered at Price Determined by Modified Dutch Auction" or (b) check one of the boxes in the section of the Letter of Transmittal captioned "TrENDS Tendered at Price Determined by Holder."

   Each Holder desiring to tender TrENDS at a specific price must check a box under the section captioned "TrENDS Tendered at Price Determined by Holder." The Holder must indicate the price or prices (in multiples of $0.125) (not greater than $6.50 nor less than $5.50 for each of the TrENDS) at which such Holder is willing to have us purchase the TrENDS or accept the Purchase Price resulting from the modified Dutch auction. All TrENDS purchased pursuant to the Offer will be purchased at the Purchase Price. All TrENDS not purchased pursuant to the Offer, including TrENDS tendered at prices greater than the Purchase Price and TrENDS not purchased because of proration, will be returned to the tendering Holders at our expense as promptly as practicable following the Expiration Date.

   Upon the terms and subject to the conditions of the Offer, if the number of TrENDS validly tendered prior to the Expiration Date is less than or equal to 1,800,000 TrENDS (or such greater number of TrENDS as we may elect to purchase pursuant to the Offer), we will purchase at the Purchase Price all TrENDS so tendered.

   Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Date more than 1,800,000 TrENDS (or such greater number of TrENDS as we elect to purchase) are validly tendered at or below the Purchase Price, we will accept TrENDS for purchase in the following order of priority:

   (a) first, all TrENDS validly tendered at or below the Purchase Price prior to the Expiration Date and not withdrawn by any Odd Lot Owner (as defined in Section 2) who:

     (1) tenders all TrENDS beneficially owned by such Odd Lot Owner at or below the Purchase Price (partial tenders will not qualify for this preference); and

     (2) completes the section captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

   (b) then, after the purchase of all foregoing TrENDS, all other TrENDS validly tendered at or below the Purchase Price before the Expiration Date and not withdrawn on a pro rata basis, if necessary (with adjustments to avoid purchases of fractional TrENDS).

   In the event that proration of tendered TrENDS is required, we will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each Holder tendering TrENDS other than Odd Lot Owners shall be based on the ratio of the number of TrENDS tendered by such Holder at or below the Purchase Price to the total number of TrENDS tendered by all Holders at or below the Purchase Price other than Odd Lot Owners. Although we do not expect to be able to announce the final results of such proration until approximately two AMEX trading days after the Expiration Date, we will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. You may obtain such preliminary information from the Information Agent and may be able to obtain such information from your broker or financial advisor.

   As described in Section 14, the number of TrENDS that we purchase from you, and the order in which we purchase TrENDS may affect the federal income tax consequences of such purchase to you and therefore may be relevant to your decision whether to tender TrENDS.

2. Tenders By Holders Of Fewer Than 100 TrENDS.

   Upon the terms and subject to the conditions of the Offer, we will accept for purchase, without proration, all TrENDS validly tendered on or prior to the Expiration Date at or below the Purchase Price by or on behalf of Holders who beneficially owned as of the close of business on April 13, 2001, and continue to beneficially own as of the Expiration Date, an aggregate of fewer than 100 TrENDS ("Odd Lot Owners"). To avoid proration, however, Odd Lot Owners must validly tender at or below the Purchase Price all TrENDS that such Odd Lot Owner beneficially owns; partial tenders will not qualify for this preference. This preference is not available to holders of 100 or more TrENDS, even if such holders have separate TrENDS Certificates for fewer than 100 TrENDS. If you are an Odd Lot Owner wishing to tender, free of proration, all TrENDS beneficially owned by you, you must complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. IF YOU ARE AN ODD LOT HOLDER, BY ACCEPTING THE OFFER, YOU WOULD NOT ONLY AVOID THE PAYMENT OF BROKERAGE COMMISSIONS BUT WOULD ALSO AVOID ANY APPLICABLE ODD LOT DISCOUNTS PAYABLE IN A SALE OF YOUR TRENDS.

3. Procedure for Tendering TrENDS.

   Proper Tender of TrENDS. For TrENDS to be validly tendered pursuant to the
Offer:

   (a) the certificates for such TrENDS (or confirmation of receipt of such TrENDS pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received on or before the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; or

   (b) you must comply with the guaranteed delivery procedure set forth below.

   AS SPECIFIED IN INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, IF YOU DESIRE TO TENDER TrENDS PURSUANT TO THE OFFER YOU MUST PROPERLY INDICATE EITHER BY (A) CHECKING THE BOX IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "TRENDS TENDERED AT PRICE DETERMINED BY MODIFIED DUTCH AUCTION" OR (B) CHECKING ONE OF THE BOXES IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "TRENDS TENDERED AT PRICE DETERMINED BY HOLDER" ON THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $0.125) AT WHICH YOUR TRENDS ARE BEING TENDERED; PROVIDED, HOWEVER, IF YOU ARE

AN ODD LOT OWNER YOU MAY CHECK THE BOX IN THE SECTION ENTITLED "ODD LOTS" INDICATING A TENDER OF ALL OF YOUR TRENDS AT THE PURCHASE PRICE.

   A HOLDER WHO WISHES TO MAXIMIZE THE CHANCE THAT HIS OR HER TRENDS WILL BE PURCHASED AT THE RELEVANT PURCHASE PRICE SHOULD CHECK THE BOX ON THE RELEVANT LETTER OF TRANSMITTAL MARKED, "TRENDS TENDERED AT PRICE DETERMINED BY MODIFIED DUTCH AUCTION." NOTE THAT THIS ELECTION COULD RESULT IN SUCH HOLDER'S TRENDS BEING PURCHASED AT THE MINIMUM PRICE OF $5.50 FOR EACH OF THE TRENDS.

   IF YOU DESIRE TO TENDER TRENDS AT MORE THAN ONE PRICE YOU MUST COMPLETE SEPARATE LETTERS OF TRANSMITTAL FOR EACH PRICE AT WHICH TRENDS ARE BEING TENDERED, EXCEPT THAT THE SAME TRENDS CANNOT BE TENDERED (UNLESS PROPERLY WITHDRAWN PREVIOUSLY IN ACCORDANCE WITH THE TERMS OF THE OFFER) AT MORE THAN ONE PRICE. IN ORDER TO VALIDLY TENDER TRENDS, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

   In addition, if you are an Odd Lot Owner who tenders all of your TrENDS you must complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery in order to qualify for the preferential treatment available to Odd Lot Owners as set forth in Section 1.

   Signature Guarantees And Method Of Delivery. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the TrENDS exactly as the name of the registered holder (which term, for purposes of this Section 3, includes any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the holder of the TrENDS) appears on the certificate tendered, and payment and delivery are to be made directly to such registered holder, or (ii) TrENDS are tendered for the account of a member firm of a registered national securities exchange or the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office, branch or agency in the United States, which is a member of one of the Stock Transfer Association's approved medallion programs (such as the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program) (each such entity, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

   If a certificate representing TrENDS is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or TrENDS not purchased or tendered are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In all cases, payment for TrENDS tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such TrENDS (or a timely confirmation of a book-entry transfer of such TrENDS into the Depositary's account at the Book-Entry Transfer Facility) and a properly completed and duly executed Letter of Transmittal with any required signature guarantees and any other documents required by the Letter of Transmittal.

   THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING TRENDS CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

   Federal Income Tax Backup Withholding. To prevent federal income tax backup withholding equal to 31% of the gross payments made pursuant to the Offer, if you do not otherwise establish an exemption from such withholding you must notify the Depositary of your correct taxpayer identification number (or certify that you are awaiting a taxpayer identification number) and provide certain other information by completing a Substitute Form W-9 (included in the Letter of Transmittal). If you are a foreign Holder you may be required to submit an appropriate Form W-8, certifying non-United States status, in order to avoid backup withholding. See Instructions 12 and 13 of the Letter of Transmittal.

   YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO WHETHER YOU ARE SUBJECT TO OR EXEMPT FROM FEDERAL INCOME TAX WITHHOLDING.

   For a discussion of certain other federal income tax consequences, see
Section 14.

   Book-Entry Delivery. The Depositary will establish an account with respect to the TrENDS at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the TrENDS by causing such facility to transfer such TrENDS into the Depositary's account in accordance with such facility's procedure for such transfer. Even though delivery of TrENDS may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

   Guaranteed Delivery. If you desire to tender TrENDS pursuant to the Offer and your TrENDS Certificates are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary by the Expiration Date, such TrENDS may nevertheless be tendered, provided that all of the following conditions are satisfied:

   (a) such tender is made by or through an Eligible Institution;

   (b) the Depositary receives (by hand, mail or telegram), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form of what we have provided with this Offer to Purchase (indicating the price at which the TrENDS are being tendered), which includes a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery;

   (c) the certificates for all tendered TrENDS in proper form for transfer (or confirmation of book-entry transfer of such TrENDS into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, are received by the Depositary within two AMEX trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

   Determination of Validity; Rejection of TrENDS; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of TrENDS to be accepted, the price to be paid therefor, the form of documents, the terms of the Offer and the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tender of TrENDS will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which may in the opinion of our counsel be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular TrENDS. No tender of TrENDS will be deemed to be validly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we determine, as neither us, nor the Depositary, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give such notice.

   Tender Constitutes an Agreement. Our acceptance for payment of TrENDS tendered pursuant to the Offer will constitute a binding agreement between you and the Company upon the terms and subject to the conditions of the Offer.

   It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (directly or indirectly) to tender TrENDS for your own account unless, at the time of tender and at the end of the proration period (including any extension thereof), you (i) have a net long position equal to or greater than the amount of (x) TrENDS tendered or (y) other securities immediately convertible into, exercisable for, or exchangeable for the amount of TrENDS tendered and will acquire such TrENDS for tender by conversion, exercise or exchange of such other securities and (ii) will cause such TrENDS to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

   The tender of TrENDS pursuant to any one of the procedures described above will constitute acceptance of the terms and conditions of the Offer as well as your representation and warranty that (i) you have a net long position in the TrENDS being tendered within the meaning of Rule 14e-4 and (ii) the tender of such TrENDS complies with Rule 14e-4.

4. Withdrawal Rights.

   Except as otherwise provided in this Section 4, the tender of TrENDS pursuant to the Offer is irrevocable. TrENDS tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for payment by the Company, may also be withdrawn after 11:59 p.m., New York City time, on June 8, 2001.

   For a withdrawal to be effective, the Depositary must timely receive (at one of its addresses set forth on the back cover of this Offer to Purchase) a written notice of withdrawal. Such notice of withdrawal must specify the name of the person who tendered the TrENDS to be withdrawn, the number of TrENDS to be withdrawn and the name of the registered holder, if different from that of the person who tendered such TrENDS. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering Holder must also submit the serial numbers shown on the particular certificates evidencing the TrENDS to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of TrENDS tendered by an Eligible Institution). We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of notices of withdrawal and our determination shall be final and binding on all parties. Neither us, nor the Depositary, the Information Agent or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of us will incur any liability for failure to give such notice. Any TrENDS properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn TrENDS may, however, be retendered by the Expiration Date by again following any of the procedures described in Section 3.

   If we extend the Offer, and are delayed in our purchase of TrENDS or are unable to purchase TrENDS pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on your behalf all tendered TrENDS, and the TrENDS may not be withdrawn except to the extent you are entitled to withdrawal rights as described in this Section 4.

5. Purchase of TrENDS and Payment of Purchase Price.

   Upon the terms and subject to the conditions of the Offer, we will engage in a modified Dutch auction and determine the Purchase Price that we will pay for validly tendered TrENDS, taking into account the number of TrENDS tendered and the prices specified by tendering Holders, and will accept for payment (and thereby purchase) as soon as practicable after the Expiration Date validly tendered at or below the Purchase Price. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to proration, TrENDS which are tendered at or below the Purchase Price and not withdrawn when, as and if we give oral or written notice to the Depositary of our acceptance of such TrENDS for payment pursuant to the Offer.

   Upon the terms and subject to the conditions of the Offer (including proration), we will purchase and pay a single Purchase Price for each of the TrENDS for 1,800,000 TrENDS (subject to increase or decrease as provided in Section 1 and Section 15) or such lesser number of TrENDS as are validly tendered at prices not greater than $6.50 nor less than $5.50 for each of the TrENDS, as promptly as practicable after the Expiration Date. No alternative, conditional or contingent tenders will be accepted, and no fractional TrENDS will be purchased.

   Payment for TrENDS purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price with the Depositary, which will act as agent for tendering Holders solely for the purpose of receiving payment from us and transmitting payment to the tendering Holders.

   In the event of proration, we will determine the proration factor and pay for those tendered TrENDS accepted for payment as soon as practicable after the Expiration Date; however, we do not expect to be able to announce the final results of any such proration until approximately two AMEX trading days after the Expiration Date. Certificates for all TrENDS not purchased, including all TrENDS tendered at prices greater than the Purchase Price and TrENDS not purchased due to proration, will be returned (or, in the case of TrENDS tendered by book-entry transfer, such TrENDS will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered such TrENDS) as soon as practicable after the Expiration Date or termination of the Offer without expense to the tendering Holder. Under no circumstances will we pay interest on the Purchase Price. In addition, if certain events occur, we may not be obligated to purchase TrENDS pursuant to the Offer. See Section 6.

   We will pay all TrENDS transfer taxes, if any, payable on the transfer to us of TrENDS purchased pursuant to the Offer; provided, however, that (i) if payment of the Purchase Price is to be made to or (ii) (in the circumstances permitted by the Offer) if unpurchased TrENDS are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all TrENDS transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to us of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter of Transmittal.

   WE MAY BE REQUIRED TO WITHHOLD AND REMIT TO THE INTERNAL REVENUE SERVICE (THE "IRS") 31% OF THE GROSS PROCEEDS PAID TO YOU OR ANY OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE SECTION 3.

6. Certain Conditions of the Offer.

   Notwithstanding any other provision of the Offer, we shall not be required to accept for payment, purchase or pay for any TrENDS tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, the purchase of and the payment for any TrENDS tendered, if at any time on or after April 13, 2001 and at or before the time of purchase of any such TrENDS, any of the following events shall have occurred (or shall have been determined by us to have occurred) which, in our sole judgment in any such case and regardless of the circumstances (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with such purchase or payment:

   (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, or before any court or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, which: (1) challenges, seeks to make illegal, delays or otherwise, directly or indirectly, restrains or prohibits the making of the Offer, the acquisition of TrENDS pursuant to the Offer or otherwise relates in any manner to or affects the Offer or (2) in our sole judgment, could materially affect our business, condition (financial or other), income, operations or prospects and taken as a whole, or otherwise materially impair in any way the contemplated future conduct of business or any of our subsidiaries or materially impair the Offer's contemplated benefits to us; or

   (b) there shall have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any our subsidiaries by any court or any government or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, which, in our sole judgment, would or might directly or indirectly: (1) challenge, seek to make illegal, delay or otherwise, directly or indirectly, restrain or prohibit the making of the Offer, the acquisition of TrENDS pursuant to the Offer or otherwise relate in any manner to or affect the Offer or (2) materially affect our business, condition (financial or other), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business of our or any of our subsidiaries or materially impair the Offer's contemplated benefits to us; or

   (c) there shall have occurred: (1) the declaration of any banking moratorium or suspension of payments in respect of banks in the United States, (2) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, (3) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States, (4) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in our sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (5) any significant decrease in the market price of the TrENDS or the Company's common stock or in the general level of market prices of equity securities in the United States or abroad, (6) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, operations or prospects or the trading in the TrENDS or that, in our sole judgment makes it inadvisable to proceed with the Offer or (7) in the case of any of the foregoing existing at the time of the commencement of the Offer, in our or our subsidiaries sole judgment, a material acceleration or worsening thereof; or

   (d) any change shall have occurred, be pending or threatened in the business, condition (financial or other), income, operations, TrENDS ownership, Peak common stock ownership, or our subsidiaries' prospects, taken as a whole, which, in our sole judgment, is or may be material to us, or any other event shall have occurred which, in our sole judgment, may impair the Offer's contemplated benefits to us; or

   (e) a tender or exchange offer for any or all of the TrENDS (other than the Offer), or any merger, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person; or

   (f) (1) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding TrENDS or common stock of the Company (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission (the "Commission") before April 13, 2001), (2) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission before April 13, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding TrENDS or common stock of the Company or (3) any person, entity or group shall have made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities or the TrENDS .

   The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) or may be waived by us in whole or in part. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time. Any determination by us concerning the events described in this Section 6 shall be final and binding on all parties.

7. Price Range of TrENDS.

   The TrENDS are traded on AMEX under the symbol "PTT." The following table sets forth for the fiscal periods indicated the high and low for each of the TrENDS closing prices on AMEX as reported in published financial sources.

                                                                    High   Low
                                                                   ------ -----

   Fiscal 1999

   Quarter ended March 31, 1999................................... $11.38 $4.13
   Quarter ended June 30, 1999.................................... $ 7.63 $4.13
   Quarter ended September 30, 1999............................... $ 8.25 $5.50
   Quarter ended December 31, 1999................................ $10.75 $6.38

   Fiscal 2000

   Quarter ended March 31, 2000................................... $11.00 $8.31
   Quarter ended June 30, 2000.................................... $10.00 $6.50
   Quarter ended September 30, 2000............................... $ 7.94 $6.25
   Quarter ended December 31, 2000................................ $ 7.63 $4.50

   Fiscal 2001

   Quarter ended March 31, 2001................................... $ 7.84 $4.75

   As of the last practicable date prior to the announcement of the Offer, April 11, 2001, the closing price for each of the TRENDS as reported on AMEX was $6.40. WE URGE YOU TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE TRENDS.

8. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the TrENDS.

   The following table sets forth certain information regarding the beneficial ownership of the TrENDS and the Company's common stock as of April 6, 2001 for
(i) each of our executive officers or directors, (ii) each person controlling the corporation, and (iii) each executive officer and director of any corporation or other person ultimately in control of the corporation.

                               # of Shares of
                               the Company's      % Ownership   # of TrENDS  % Ownership
    Name and Address of         Common Stock     of Outstanding Beneficially  of TrENDS
   Beneficial Owner/Title    Beneficially Owned   Common Stock     Owned     Outstanding
   ----------------------    ------------------  -------------- ------------ -----------
Calvin Reed ................       321,584            2.133        15,000       0.283
 President, Chief Executive
  Officer & Director
 Peak International Limited
 13675 Antelope Station
 Poway, CA 92064

Doug Broyles................        34,000            0.226             0           0
 Director
 Huntington Ventures
 19700 Fairchild Road,
  Suite 290
 Irvine, CA 92612

Jack Menache................       183,989            1.220         3,850       0.073
 General Counsel
 Peak International Limited
 4091 Nobel Drive,
  P.O. Box 1767
 Fremont, CA 94538

Jerry Mo....................       272,734            1.809             0           0
 Vice President and Chief
  Financial Officer
 Peak International Limited
 Units 3, 4, 5, and 7,
  37th Floor, Cable TV Tower
 9 Hoi Shing Road
 Tsuen Wan N.T., Hong Kong

Cy Ng.......................        36,983            0.245             0           0
 Vice President of
  Manufacturing
 Peak International Limited
 Units 3, 4, 5, and 7,
  37th Floor, Cable TV Tower
 9 Hoi Shing Road
 Tsuen Wan N.T., Hong Kong

John Pylant.................        66,289            0.440             0           0
 Vice President of
  Engineering
 Peak International Limited
 4091 Nobel Drive,
  P.O. Box 1767
 Fremont, CA 94538

Christine Russell...........        20,000            0.133             0           0
 Director
 Persistence Software, Inc.
 1720 South Amphlett Blvd.
 San Mateo, CA 94402

William Snyder..............        34,000            0.226             0           0
 Director
 Peak International Limited
 4091 Nobel Drive,
  P.O. Box 1767
 Fremont, CA 94538

T. L. Li/1/ ................     7,888,038/234/       52.31             0           0
 Chairman
 Peak International Limited
 Units 3, 4, 5, and 7,
  37th Floor, Cable TV Tower
 9 Hoi Shing Road
 Tsuen Wan N.T., Hong Kong

Danny Tong..................       132,207            0.877             0           0
 Vice President
 Peak International Limited
 Units 3, 4, 5 and 7,
  37th Floor, Cable TV Tower
 9 Hoi Shing Road
 Tsuen Wan N.T. Hong Kong

All directors and officers
 as a group (10 persons)....     8,989,824           59.619        18,850       0.356

--------
(1) Mr. T.L. Li is the sole Shareholder of Luckygold 18A Ltd., the entity which directly owns 7,888,038 shares of the common stock of the Company.

(2) Includes 5,300,000 Shares pledged to Peak TrENDS Trust, and held by a collateral agent, pursuant to a Collateral Agreement, dated as of June 3, 1998, among Luckygold, the Bank of New York, as collateral agent, and Peak TrENDS Trust. Pursuant to the Collateral Agreement, Luckygold retains voting control of the pledged Shares so long as no default exists under that agreement. In the event of a default, voting control of these Shares would shift to the Peak TrENDS Trust.

(3) On December 18, 1998, Mr. Richard Brook, our former CEO, filed a complaint against Mr. Li and Luckygold in the District Court of Travis County, Texas, No. 9814103, asserting breach of contract against Mr. Li and seeking a constructive trust over 692,536 Shares held by Luckygold. The Company is not named as a party to this action and we do not believe that this complaint will have any material effect on the Company or its operations.

(4) On May 15, 2001, the Peak TrENDS Trust will dissolve, and the 5,300,000 Shares pledged to the Peak TrENDS Trust will be distributed to the holders of the Trust's securities. We expect that as a result, Luckygold will no longer hold a sole majority interest in our Shares.

   In late 2000, the Board of Directors authorized a stock repurchase program of up to $10,000,000 of the Company's common stock at prices not to exceed 150% of the Company's net asset value per share. As of April 6, 2001, the Company had repurchased an aggregate of 151,500 shares of common stock at an average price of $7.2531 per share in open-market transactions effected through brokers and dealers in accordance with Rule 10b-18 under the Exchange Act. Peak has engaged Tucker Anthony Sutro Capital Markets for the repurchase program. The amounts, dates and prices of repurchases since October 27, 2000 under this program are set forth on Exhibit A hereto. Other than as set forth in the table below, based upon our records and upon information provided to us by our directors, executive officers and affiliates, neither us nor any of our subsidiaries nor, to the best of our knowledge, any of our directors or executive officers or its subsidiaries, nor any associates or affiliates of any of the foregoing, has effected any other transactions in the TrENDS or the Company's common stock between February 12 , 2001 and April 13, 2001.

                                                              Price Per Share
     Name and Address of                                # of  of the Company's
     Beneficial Owner/Title                  Date      Shares   Common Stock
     ----------------------              ------------- ------ ----------------
   Jack Menache......................... April 2, 2001 4,456*      $4.488
   John Pylant.......................... April 2, 2001 4,456*       4.488
   Danny Tong........................... April 2, 2001   534*      $4.488

  --------
  * Purchased through the 2000 Peak International Limited Employee Stock Purchase Plan.

   Open-market transactions may be effected through brokers and/or dealers by the listed officers and/or directors ten business days after the Expiration Date.

   On May 15, 2001, each of the TrENDS will be exchanged into between 0.8696 and 1 share of the Company's common stock, subject to a cash settlement feature (the "Cash Settlement Alternative"). The common stock of the Company to be delivered on May 15, 2001 is currently owned by Luckygold 18A Limited ("Luckygold"), a company incorporated in the British Virgin Islands. Pursuant to a forward purchase contract entered into between Peak TrENDS Trust and Luckygold, Luckygold is required to transfer such common stock on May 15, 2001 unless Luckygold exercises the Cash Settlement Alternative by paying Peak TrENDS Trust a sum of cash in lieu of making such transfer. In connection with the Company's tender for the TrENDS, Luckygold has waived the Cash Settlement Alternative for all of the TrENDS.

   Except with respect to the contracts and arrangements between T.L. Li, Luckygold and Peak TrENDS Trust with respect to the creation and administration of the TrENDS as well as the exchange of TrENDS for Peak common stock, and as otherwise described herein, neither us nor, to the best of our knowledge, any of our affiliates, directors or executive officers, or any of the executive officers or directors of our affiliates, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to the TrENDS (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

   Except as disclosed in this Offer, we have no plans or proposals which relate to or would result in: (a) an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
(b) a purchase, sale or transfer of a material amount of our assets or any of our subsidiaries; (c) any material change in our present dividend rate or policy, indebtedness or capitalization; (d) any change in our present Board of Directors or management (e) any other material change in our corporate structure or business; (f) a class of our equity security being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;
(g) a class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange

Act; (i) the acquisition by any person of additional securities of ours or the disposition of our securities; or (j) any changes in our Memorandum of Association or Bye-Laws or other governing instruments or other acquisitions that could impede acquisition or control of the Company.

9. Background and Purpose of the Offer.

   We believe that the TrENDS and the Company's common stock are undervalued. In addition, on May 15, 2001, the TrENDS will automatically be exchanged into shares of the Company's common stock. Many holders of the TrENDS may be short term holders who may not want to hold the Company's common stock after the Exchange Date. The Company's purchase of TrENDS would reduce the number of shares of Peak common stock publicly traded after the exchange of the TrENDS into such stock.

   Based on the foregoing, the Company decided that it would engage in a modified Dutch auction tender offer for the TrENDS and to make the Offer and to consummate the purchase of TrENDS in accordance with the terms of the Offer.

   The Offer provides those who are considering a sale of all or a portion of their TrENDS the opportunity to determine the price or prices (not greater than $6.50 nor less than $5.50 for each of the TrENDS) at which they are willing to sell their TrENDS and, if any such TrENDS are purchased pursuant to the Offer, to sell those TrENDS for cash without the usual transaction costs associated with open-market sales. The Offer also allows any Holders to sell a portion of their TrENDS while retaining a continuing equity interest if they so desire. ANY HOLDERS OWNING AN AGGREGATE OF LESS THAN 100 TRENDS WHOSE TRENDS ARE PURCHASED PURSUANT TO THE OFFER NOT ONLY WILL AVOID ANY PAYMENT OF BROKERAGE COMMISSIONS, BUT ALSO WILL AVOID ANY APPLICABLE ODD LOT DISCOUNTS PAYABLE ON SALES OF ODD LOTS. In addition, the Offer may give Holders the opportunity to sell TrENDS at prices greater than market prices prevailing prior to commencement of the Offer. To the extent the purchase of TrENDS in the Offer results in a reduction in the number of holders of record, after the exchange of TrENDS for common stock of the Company, the costs incurred by us for services to such shareholders may be reduced.

   WE CANNOT AND NEITHER CAN OUR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION TO ANY HOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH HOLDER'S TRENDS AND WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS AND MAKE YOUR OWN DECISIONS WHETHER TO TENDER TRENDS AND, IF SO, HOW MANY TRENDS TO TENDER AND THE PRICE OR PRICES AT WHICH TRENDS SHOULD BE TENDERED.

   Any TrENDS which we acquire pursuant to the Offer, after the exchange of TrENDS for common stock of the Company, will become authorized but unissued stock and will be available for the Company to re-issue without further Holder action (except as required by applicable law or the rules of any securities exchange or over-the-counter market, including NASDAQ, on which the Company's common stock are listed). Such common stock could be issued without shareholder approval for such purposes as, among others, the acquisition of other businesses, the raising of additional capital for use in our business, the distribution of stock dividends and the implementation of employee benefit plans.

10. Certain Information About the Peak TrENDS Trust and the Company.

   The Peak TrENDS Trust was established to purchase and hold a portfolio of stripped U.S. Treasury securities maturing on a quarterly basis through May 15, 2001. On May 15, 2001, each of the TrENDS will be automatically exchanged for between 0.896 shares and 1 share of Peak common stock, par value $0.01 per share, subject to the cash settlement alternative. See Section 8. Pursuant to a forward purchase contract for common stock of the Company (the "Contract") with Luckygold, which is a shareholder of the Company, Mr. T. L. Li, the sole shareholder of the Luckygold has guaranteed the delivery of the shares of common stock covered by the Contract and the maintenance of collateral for Luckygold's obligations under the Contract. The Trustees do not have the power to vary the investments held by the Trust.

   On May 15, 2001, each of the TrENDS will be exchanged into between 0.8696 and 1 share of the Company's common stock, subject to the Cash Settlement Alternative. The common stock of the Company to be delivered on May 15, 2001 is currently owned by Luckygold. Pursuant to a forward purchase contract entered into between Peak TrENDS Trust and Luckygold, Luckygold is required to transfer such common stock on May 15, 2001 unless Luckygold exercises the Cash Settlement Alternative by paying Peak TrENDS Trust a sum of cash in lieu of making such transfer. In connection with the Company's tender for the TrENDS, Luckygold has waived the Cash Settlement Alternative for all of the TrENDS.

   We incorporated as an exempted company with limited liability in Bermuda under the Companies Act of 1981 of Bermuda (as amended) on January 3, 1997. Our principal executive offices are located at 44091 Nobel Drive, P.O. Box 1767, Fremont, California 94538, and our telephone number is (510) 449-0100.

   Additional Information. We are subject to the informational requirements of the Exchange Act and we file periodic reports, proxy statements and other information with the Commission relating to our business, financial condition and other matters. We are required to disclose our proxy statements and report certain information, as of particular dates, concerning our directors and officers, their remuneration, stock options granted to them, the principal owners of our securities and any material interest of such persons in transactions with us. We have also filed a Tender Offer Statement on Schedule TO (the "Schedule TO") with the Commission, which includes certain additional information relating to the Offer.

   Such material may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and also should be available for inspection and copying at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Such information may also be accessed electronically. Information statements and other information filed with the Commission also may be inspected at the offices of The American Stock Exchange, 86 Trinity Place, New York, NY 10006. Copies may also be obtained by mail for prescribed rates from the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. The Schedule TO will not be available at the Commission's regional offices.

11. Source and Amount of Funds.

   Assuming that we purchase 1,800,000 TrENDS pursuant to the Offer at a Purchase Price of $6.50 for each of the TrENDS (the highest price in the range of possible Purchase Prices), we expect the maximum aggregate cost of the Offer, including all fees and expenses applicable to the Offer, to be approximately $12,500,000. We anticipate that the funds necessary to purchase TrENDS pursuant to the Offer and to pay the related fees and expenses will come only from the Company's available cash balances.

12. Effects of the Offer on the Market for TrENDS; Registration Under The Exchange Act.

   Our purchase of TrENDS pursuant to the Offer will reduce the number of TrENDS that might otherwise trade publicly and is likely to reduce the number of Holders. Nonetheless, we anticipate that there will still be a sufficient number of TrENDS outstanding and publicly traded following the Offer to ensure a continued trading market in the TrENDS until the Exchange Date.

   Based on the published guidelines of AMEX, we believe that our purchase of TrENDS pursuant to the Offer will not cause remaining TrENDS to be delisted from AMEX.

   We believe that, following the purchase of TrENDS pursuant to the Offer, the TrENDS will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

   The TrENDS are registered under the Exchange Act, which requires, among other things, that the Trust furnish certain information to Holders and to the Commission. We believe that our purchase of TrENDS pursuant to the Offer will not result in the TrENDS becoming eligible for deregistration under the Exchange Act.

13. Certain Legal Matters; Regulatory Approvals.

   We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of TrENDS as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of TrENDS as contemplated by the Offer. Should any such approval or other action be required, we currently contemplate that we would seek such approval or other action. We cannot predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, TrENDS tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligations under the Offer to accept for payment and pay for TrENDS are subject to certain conditions. See Section 6.

14. Certain Federal Income Tax Consequences.

   The following is a summary of certain U.S. federal income tax consequences of the tender of the TrENDS as of the date hereof. Except where noted, this summary deals only with Holders who hold the TrENDS as capital assets. This discussion does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a dealer in securities or currencies, a financial institution, an insurance company, a tax exempt organization, a person holding the TrENDS as part of a hedging, integrated or conversion transaction, constructive sale or straddle, a trader in securities that has elected the mark-to-market method of accounting for your securities, a person liable for alternative minimum tax or a U.S. person whose "functional currency" is not the U.S. dollar).

   If a partnership holds the TrENDS, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the TrENDS, you should consult your tax advisors.

   The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date of this Offer. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. There are no regulations, published rulings or judicial decisions addressing the characterization for federal income tax purposes of securities with terms substantially the same as the TrENDS. The trust treated the TrENDS for U.S. federal income tax purposes as a beneficial interest in a trust that holds zero-coupon U.S. Treasury securities and a forward contract to purchase common stock of the Company, and reported holders' income to the Internal Revenue Service in accordance with this treatment. The tax consequences under this approach are described below, and except where noted this discussion assumes that such treatment will be respected for federal income tax purposes. However, you should be aware that the Internal Revenue Service might take a different view as to the proper characterization of the TrENDS, in which case the tax consequences to you would differ significantly.

   Persons considering the tender of the TrENDS should consult their own tax advisors concerning the application of U.S. federal income tax laws as well as any consequences of the disposition of the TrENDS arising under the laws of any other taxing jurisdiction.

Consequences to U.S. Holders

   The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. Holder of TrENDS.

   Certain consequences to "Non-U.S. Holders" of TrENDS, which are beneficial owners of TrENDS who are not U.S. Holders, are described under "--Non-U.S. Holders" below.

   As used herein, a "U.S. Holder" is a beneficial owner of TrENDS that is one of the following:

  . a citizen or resident of the United States,

  . a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations),

  . an estate whose income is subject to U.S. federal income tax regardless of its source,

  . a trust (X) that is subject to the supervision of a court within the United States and the control of a United States person as described in section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

   As used herein, the term "non-U.S. Holder" means a beneficial owner of a TrENDS that is not a U.S. Holder.

   Tender of TrENDS

   Because Peak TrENDS Trust was treated as a grantor trust, if you sell TrENDS, you will be treated as having sold your proportionate shares of the Treasury securities and the Contract underlying the TrENDS. The purchase price for the TrENDS will be allocated between the Treasury securities and the Contract based upon their relative fair market values at the time of tender. You will therefore recognize capital gain or loss equal to the difference between your amount realized and your aggregate tax bases in your proportionate share of the Treasury securities and the Contract. Your initial tax basis in the Treasury securities and the Contract will generally be equal to your purchase price for the TrENDS as was allocated to the Treasury securities and the Contract based on their relative fair market values at the time of purchase. Your tax basis in the Treasury securities is increased by the amounts of original issue discount included in your income in respect of Treasury securities and decreased by the amount of cash you received in respect of Treasury securities. Your ability to deduct capital losses is subject to limitations.

   Holders who also own common stock in the Company should consult their own tax advisors concerning the possible recharacterization of their capital gain as dividend income.

Tax Consequences to Non-U.S. Holders

   The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder of TrENDS. This discussion assumes that you are treated as owing your proportionate share of the Treasury securities and Contracts owned by the trust. Special Rules may apply to certain Non-U.S. Holders, such as "controlled foreign corporations", "passive foreign investment companies" and "foreign personal holding companies", that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

   Tender of TrENDS

   Any gain realized upon the tender of TrENDS generally will not be subject to U.S. federal income tax unless:

  . that gain is effectively connected with the conduct of a trade or business in the U.S. by you; or

  . you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

   An individual non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale. An individual non-U.S. Holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the U.S. A non-U.S. Holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

Information Reporting and Backup Withholding

   If you are a U.S. Holder, in general, information reporting requirements will apply to certain upon the tender of TrENDS unless you are an exempt recipient (such as a corporation). A 31% backup withholding tax will apply to such payments if you fail to provide your taxpayer identification number or certification of foreign or other exempt status or fail to report income in full.

   In addition, a non-U.S. Holder will not be subject to backup withholding or information reporting with respect to the proceeds received upon the exchange of TrENDS within the U.S. or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.

   Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

15. Extension of the Offer; Termination; Amendments.

   We expressly reserve the right, at any time or from time to time, in our sole discretion, and regardless of whether any of the conditions specified in
Section 6 shall have occurred, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any TrENDS not accepted for payment or paid for or, subject to applicable law, to postpone payment for TrENDS upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement.

   Our reservation of the right to delay payment for TrENDS which have been accepted for payment is limited by Rules 13e-4(f)(2) and 13e-4(f)(5) promulgated under the Exchange Act. Rule 13e-4(f)(2) requires that we permit TrENDS tendered pursuant to the Offer to be withdrawn: (i) at any time during the period the Offer remains open and (ii) if not yet accepted for payment, after the expiration of forty business days from the commencement of the Offer. Rule 13e-4(f)(5) requires that we must either pay the consideration offered or return the TrENDS tendered promptly after the termination or withdrawal of the Offer.

   Subject to compliance with applicable law, we further reserve the right, in our sole discretion, at any time or from time to time to amend the Offer in any respect, including increasing or decreasing the number of

TrENDS we may purchase or the range of prices we may pay pursuant to the Offer. Amendments to the Offer may be made at any time or from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Holders in a manner reasonably designed to inform Holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the PR Newswire.

   If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) we increase or decrease the price to be paid for TrENDS, or (ii) we increase or decrease the number of TrENDS being sought and any such increase in the number of TrENDS being sought exceeds 2% of the outstanding TrENDS and the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

16. Fees and Expenses.

   We have retained Tucker Anthony Sutro Capital Markets ("Tucker Anthony") to act as our financial advisor, as well as the Dealer-Manager, in connection with the Offer. Tucker Anthony will receive, for its services as Dealer-Manager, a fee of $75,000 in connection with the Offer. We also have agreed to reimburse Tucker Anthony for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify Tucker Anthony against liabilities in connection with the Offer, including liabilities under the federal securities laws.

   We have retained Mellon Investor Services LLC as Information Agent and Depositary in connection with the Offer. The Information Agent may contact Holders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee Holders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for their services. We will also reimburse the Information Agent and the Depositary for out-of-pocket expenses, including reasonable attorneys' fees, and have agreed to indemnify the Information Agent and the Depositary against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

   We will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any TrENDS pursuant to the Offer. We will, however, on request through the Information Agent, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as our agent for purposes of this Offer. We will pay (or cause to be paid) any TrENDS transfer taxes on our purchase of TrENDS, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

17. Miscellaneous.

   Your right to receive a quarterly distribution on May 15, 2001 in connection with your ownership of the TrENDS will not be affected by your tendering of the TrENDS. Section 3.3 of the Amended and Restated

Declaration of Trust of Peak TrENDS Trust provides that record holders of the TrENDS on the record date are entitled to receive such distributions. The next record date for the payment of distributions is May 1, 2001. Since the Expiration Date for the tender of the TrENDS will be after such record date, you will receive a quarterly distribution on May 15, 2001 for each of the TrENDS even if such TrENDS are tendered so long as you were the record holder on May 1, 2001.

   The Offer is not being made to, nor will we accept tenders from, holders of TrENDS in any jurisdiction in which the Offer or its acceptance would not comply with the securities or blue sky laws of such jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the tender of TrENDS would not be in compliance with the laws of such jurisdiction. However, we reserve the right to exclude holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as we make a good faith effort to comply with any state law deemed applicable to the Offer, if we cannot do so, we believe that the exclusion of holders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                   EXHIBIT A

                        COMPANY STOCK REPURCHASE PROGRAM

                                                                       Purchase
                                                                      Price for
                                                                       each of
                                                                      the Shares
                                                                # of  of Common
   Trade Day                                                   Shares   Stock
   ---------                                                   ------ ----------
   October 27, 2000...........................................  5000   $7.5000
   October 27, 2000...........................................  1800   $7.5000
   October 30, 2000...........................................  3100   $7.4375
   October 31, 2000...........................................  3100   $7.6250
   November 2, 2000...........................................  3100   $7.7500
   November 6, 2000...........................................  2900   $7.7500
   November 7, 2000...........................................  8700   $8.0000
   November 8, 2000...........................................  8700   $7.8750
   November 9, 2000...........................................  8700   $7.7500
   November 10, 2000..........................................  5900   $7.7500
   November 13, 2000..........................................  7700   $7.6875
   November 14, 2000.......................................... 10000   $7.5000
   November 14, 2000..........................................  7700   $7.5000
   November 16, 2000..........................................  7700   $7.4375
   November 17, 2000.......................................... 22700   $7.4598
   November 30, 2000..........................................  5600   $6.0000
   November 30, 2000.......................................... 15000   $5.8125
   December 4, 2000...........................................  7000   $6.0000
   December 5, 2000...........................................  7000   $6.1250
   December 6, 2000...........................................  4000   $6.2500
   December 8, 2000...........................................  7000   $6.6250
   December 13, 2000..........................................  5800   $6.7188
   December 14, 2000..........................................  8300   $6.7500

   The Letter of Transmittal and certificates for the TrENDS and any other required documents should be sent or delivered by each Holder or such Holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                                The Depositary:

                          Mellon Investor Services LLC

                              By First Class Mail:

                          Mellon Investor Services LLC
                           Reorganization Department
                                 P.O. Box 3301
                           South Hackensack, NJ 07606

                               By Hand Delivery:

                          Mellon Investor Services LLC
                           Reorganization Department
                            120 Broadway, 13th Floor
                               New York, NY 10271

                     By Overnight Delivery or Express Mail:

                          Mellon Investor Services LLC
                           Reorganization Department
                               85 Challenger Road
                           Mail Stop--Reorganization
                           Ridgefield Park, NJ 07660

                               Telephone Number:

                           Toll Free: (888) 213-0882
                          Toll Collect: (201) 373-5614

                   To Confirm Receipt of Notice of Guaranteed
                                   Delivery:

                                 (201) 296-4860

   Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and address below. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer. To confirm delivery of your TrENDS, you are directed to contact the Depositary.

                             The Information Agent:

                          Mellon Investor Services LLC
                           44 Wall Street, 7th Floor
                               New York, NY 10005

                           Toll Free: (888) 213-0882
                          Toll Collect: (201) 373-5614